Tuesday April 13, 1999, 1:15pm

Company Press Release

***   NOT REVIEWED BY THE AMERICAN ASSOCIATION FOR
      CANCER RESEARCH

         MELANOMA VACCINE M-VAX(TM) SHOWS PROMISE IN THE MOST ADVANCED
                          CASES OF STAGE III MELANOMA

             --- Study Supports Clinical Utility of Vaccine Therapy
                         in the Treatment of Cancer --

PHILADELPHIA, PA, APRIL 13, 1999 - Post-surgical treatment with the autologous cell vaccine (AC Vaccine(TM)), M-Vax(TM), appears to extend survival and reduce relapse rates in melanoma patients whose disease had metastasized to two nodal sites, according to the results of a Phase 2 clinical trial. The findings of the study, which was sponsored by AVAX Technologies, Inc. (AVAX), were presented today at the 90th annual meeting of the American Association for Cancer Research
(AACR), and suggest that vaccines may play an important role in the treatment of one of the most fatal forms of cancer.

      M-Vax(TM) is one of AVAX's AC Vaccines(TM) that is made from the patient's own cancer cells. The vaccine is made by modifying the tumor cells with a molecule called a "hapten." This process, known as "haptenization," alters the tumor cells and makes them appear foreign to the patient's immune system. When the hapten-modified cells are injected into patients, they stimulate the immune system to recognize the cancer cells and destroy them.

      "These data support and expand on the results of previous Phase 2 trials, which suggested that M-Vax(TM) increased the overall survival rate in patients with large, surgically resectable metastases to a single lymph node site," said David Berd, MD, principal trial investigator, inventor of the AC Vaccine(TM) and professor of medicine, Kimmel Cancer Center, Thomas Jefferson University, Philadelphia, PA. "Now, we have extended those findings to patients with a much lower chance of cure with surgery alone. All of the patients in the current study had recurrence of their melanoma in a second lymph node before receiving M-Vax(TM)."

      Out of the 40 patients who participated in the trial, 43 percent (n=17) are still alive and 30 percent (n=12) have remained relapse free. Currently, the expected five-year survival rate after surgery alone is less than ten percent. A subgroup of 15 patients with a particularly bad prognosis - i.e., those with an extensive spread of melanoma to the pelvic lymph nodes - did surprisingly well after treatment with M-Vax(TM). A five-year survival rate of 47 percent is projected for this subgroup, compared to a five-to-ten percent historical survival rate with surgery alone.

      "AVAX is very encouraged by the compelling data presented by Dr. Berd which indicates that M-Vax(TM) may help patients who have a low chance of survival with surgery alone," said Jeffrey M. Jonas, M.D., President and Chief Executive Officer of AVAX Technologies, Inc. "We believe the data continue to provide evidence of the clinical utility of AVAX's AC Vaccine(TM) technology, and bode well for the outcome of our ongoing pivotal


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registration trial for M-Vax in patients with stage III melanoma. These data further encourage us to evaluate the effectiveness of the AC Vaccine(TM) not only in melanoma and ovarian cancer (O-Vax(TM)), but in other cancers as well."

      In this study, patients were treated with multiple injections of M-Vax(TM) using one of four dosage schedules over a two-to-six month period. No serious adverse events occurred. All patients developed inflammatory or pustular reactions at the vaccine injection sites, which caused itching or mild discomfort.

      Melanoma is the most serious form of skin cancer and affects approximately 390,000 people worldwide. The American Cancer Society estimates that in the US alone, over 40,000 new cases are diagnosed and over 7,000 people die from the disease every year. The current treatment for stage III melanoma is surgical removal of the tumor mass, followed by high doses of alpha-interferon, a form of chemotherapy. AVAX is currently conducting a multi-center pivotal registration clinical trials comparing M-Vax(TM) with alpha-interferon in post-surgical stage III melanoma patients.

      AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: the AC Vaccine (TM) technology, topoisomerase inhibitors and anti-estrogens.

                                      ###

      Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31,1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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